SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 7, 2012

Date of Report

(Date of Earliest Event Reported)

BIO OIL NATIONAL CORPORATION

(Exact Name of Registrant as Specified in its Charter)

ROUNDWOOD ACQUISITION CORPORATION

(Former Name of Registrant)

Delaware	000-54593	00-0000000
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

No. 42-A, Jalan 6/21D, Medan Idaman,
Batu 5 1/4, Jalan Gombak,
53300 Kuala Lumpur, Malaysia
(Address of Principal Executive Offices)

215 Apolena Avenue
Newport Beach, California 92662
(Former Address of Principal Executive Offices)

011-603-26912228
(Registrant’s Telephone Number)

ITEM 3.02	Unregistered Sales of Equity Securities

On June 8, 2012, Bio Oil National Corporation (formerly Roundwood Acquisition Corporation (the "Registrant" or the "Company") issued 19,500,000 shares of its common stock pursuant to Section 4(2) of the Securities Act of 1933 at par for an aggregate of $1,950 representing 97.5% of the total outstanding 20,000,000 shares of common stock:

ITEM 5.01	Changes in Control of Registrant

On June 7, 2012, the following events occurred which resulted in a change of control of the Registrant:

1. The Registrant redeemed an aggregate of 19,500,000 of the then 20,000,000 shares of outstanding stock at a redemption price of $.0001 per share for an aggregate redemption price of $1,950.

2. The then current officers and directors resigned.

3. New officer(s) and director(s) were appointed and elected.

The disclosure required by Item 5.01(a)(8) of Form 8-K was previously filed with the Securities and Exchange Commission on Form 10-12G filed on January 30, 2012 as supplemented by the Form 10-K filed March 28, 2012 and the Quarterly Reports on Form 10-Q filed May 15, 2012 and as supplemented by the information contained in this report.

The Registrant has not entered into any final agreement with this potential target company.

ITEM 5.02	Departure of Directors or Principal Officers; Election of Directors

On June 7, 2012, James M. Cassidy resigned as the Registrant's president, secretary and director.

On June 7, 2012, James McKillop resigned as the Registrant's vice president and director.

On June 7, 2012, the following persons were named as directors of the Registrant:

Mohd Safie M. Jaffri

Zurina Amnan

Zainol Haqim Zainol Rashid

Md. Mahbubur Rahman

On June 7, 2012, Mohd Safie M. Jaffri was appointed President, Secretary and Treasurer.

Mohd Safie M. Jaffri serves as a director and the sole officer of the Registrant. Mr. Jaffri currently serves the executive chairman of the BATC Group. Mr. Jaffri has served as the chief executive of several companies in the technology, construction and property development sectors in Malaysia and Singapore including South Johor Amalgamated Holdings Berhad (now known as SJA Berhad, a company listed on the Main Board of the Bursa Malaysia Securities), and Chase Development (a Singapore property development group). Mr. Jaffri was involved with the early development of tablet personal computing and identification technology such as the e-passport system for the Tajikistan Government, the Radio Frequence Identification (RFID) personnel tracking system for the Malaysian Prison Department, delegate tracking for the 2006 ASEAN Ministers Meeting, and a warehouse management system for an Indonesian supermarket chain.

Mr. Jaffri has worked in the biofuel sector in collaboration with Climate Action, United Nation Environment Program (UNEP) and the World Energy Council. Mr. Jeffri has addressed the issues of global warming and climate change and introduced "technology trannsfer" on Nano-Emulsion and Polarization technology in biofuel production. His work was instrumental in the development of new streamlining biofuel technology. Mr. Jaffri was awarded a Letter of Appreciation from UNEP. For his remarkable efforts, Mr. Jaffri has received numerous awards including the California Takshila University's Award and Recognition for excellent work in promoting energy independency as well as the Royal House of Buayan, Philippines' Award and Recognition for performing acts or merit and charity of great significance for the Philippines.

Zurina Amnan is the Chief Executive Officer of Bionas Group of Companies. She has been key in mapping out the Group's core strategies. She leads the operational supply chain, and business and corporate relations of the Group. Ms. Amnan is entrenched in the Group's operations, managing over 468 nurseries and collection centres and million acres of plantation. This includes managing 12 biofuel processing plants around Malaysia and in neighbouring regions.

Her leadership quality has extended the company’s global presence to 24 countries throughout the world. With the Company diverse operational experience and unrivaled business heritage, it is now poised to take a leading position in the global business arena. She became one of the Climate Change Leader for her participation and presentation during the United Nation Environment Program (UNEP) Governing Council/Global Ministerial Environment Forum (GC/GMEF) 2011 at Nairobi, Kenya and received Letter of Appreciation from the United Nation Environment Program (UNEP).

She has also acted in the capacity of chief executive in several other National level technology projects in the past. Zurina holds a Bachelor’s Degree in Political Science from the International Islamic University, Malaysia.

Zainol Haqim Zainol Rashid is the Executive Director of Bionas Group of Companies. He began his career as an Internal Client Delivery Executive with AC Nielsen Asia Pacific and later joining Iskandar Regional Development Authority (IRDA), a Government Agency under the Prime Minister's Department as a member of the pioneering team entrusted with the implementation planning and execution of Iskandar Malaysia, the nation’s first economic growth corridor. Subsequently after implementation, he joined Iskandar Investment Berhad, a subsidiary company of Khazanah Nasional Berhad.

Prior to joining BATC, Mr. Rashid has served in various departments and had exposures in variety of areas on different capacities namely; CEO’s Office, Corporate Services, Internal Audit, Human Capital Management and Project Planning & Monitoring. Concurrently, he is also a Member of the Board as well as the Executive Director of Business Development for Bionas Airways Sdn. Bhd.. He holds a Bachelors Degree in Management from Athabasca University, Canada.

Md. Mahbubur Rahman has extensive experience in consultancy services, marketing and business development in the USA, UK, Canada, Russia, Australia, Germany, Italy, Sweden, Austria, Belgium, Scotland, Turkey, UAE and countries in the South East Asia. He is an International Consultant and Instructor in the field of coaching and mentoring, specializing in personal and professional executive coaching, sales and marketing technique, business coaching and team building training program. He is one of the trainers and Diamond Executive of Destiny-2000 Ltd, the biggest direct selling company in South East Asia. He is one of the shareholders of Destiny-2000 Ltd, Destiny Multipurpose Cooperative Society Ltd, Air Destiny Ltd, Destiny Electric and Electronics Industries Ltd and other sister concerns of Destiny group. He is also the owner director of Diamond Consortium Ltd, DCL Food & Beverage Ltd, Glorious Associates Ltd, and Gloroius Training Center Ltd (GTCL).

ITEM 5.03	Amendments to Articles of Incorporation

On May 23, 2012, the then shareholders of the Corporation and the Board of Directors unanimously approved the change of the Registrant's name to Bio Oil National Corporation and filed such change with the State of Delaware.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunder duly authorized.

BIO OIL NATIONAL CORPORATION

Date: June 15, 2012	/s/ Mohd Safie M. Jaffri
President